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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


Media Contact:                               Investor Contact:
Sylvia Chansler                              John Buckley
MindArrow Systems                            Brainerd Communicators
949-215-8356                                 212-739-6726
schansler@mindarrow.com                      buckley@braincomm.com

            MindArrow Systems to Acquire Radical Communication Inc. Acquisition Would Enhance Rich Media Software Capabilities

ALISO VIEJO, Calif., Aug. 1, 2001 - MindArrow Systems Inc. (Nasdaq: ARRW), a provider of direct digital marketing software and services, today announced that it has signed a letter of intent to acquire privately-held Radical Communication Inc., a leading end-to-end provider of rich media software solutions based in Southern California.

Radical Communication has developed an interactive e-mail platform that allows customers to develop, distribute, and manage more effective rich media communications. The company's flagship offering, RadicalMail, allows for streaming audio and video, secure transactional capabilities and enhanced forwarding functionality.

"RadicalMail is one of the premier brands in the interactive marketing space," said Robert Webber, president and CEO of MindArrow Systems. "This acquisition would expand our product suite and provide us with the opportunity to market complementary applications and services. The combined solution will increase our ability to attract new clients and to better serve our joint customer base of more than 200 companies and over 20 channel partners, including several leading advertising agencies and marketing services firms. We believe the consolidated company would be a leader in interactive rich media communications and that no other company currently provides such a comprehensive suite of digital marketing applications and services."

"Combining the technologies and practices of two leading direct digital communications companies will speed development and delivery of a comprehensive software suite," commented Bruce Stein, chairman and CEO of Radical Communication. "The new platform would extend our capabilities beyond e-mail marketing into a more comprehensive communication solution. We look forward to working together to grow our combined business."

Under the proposed terms of the transaction, MindArrow would acquire substantially all of the assets of Radical Communication in exchange for 1,980,000 shares of MindArrow common stock,
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135,000 shares of MindArrow Series C Preferred Stock and an unsecured subordinated promissory note from MindArrow in the aggregate principal amount of $1,000,000. The promissory note would be payable in two annual installments of $500,000, with the first installment due October 1, 2002. It is also contemplated that upon the close of the proposed transaction, Radical Communication will designate a representative to join MindArrow's Board of Directors. Completion of the acquisition is subject to entering into a definitive agreement with Radical Communication and to the satisfactory completion of due diligence and other conditions to closing, including but not limited to, approval by both companies' Board of Directors and approval by Radical Communication's stockholders. The acquisition is expected to close by early fall 2001.

About MindArrow Systems
MindArrow Systems Inc., with headquarters in Aliso Viejo, Calif., provides direct digital marketing software and services that help companies reduce costs, improve response rates and shorten sales cycles by automating and enhancing
their sales and marketing communications.   MindArrow's patented and patent-
pending technologies instantly deliver interactive multimedia including HTML, audio, video, and animation combined with the in-depth information of digital documents and e-commerce capabilities. MindArrow's integrated communications platform allows businesses to create, manage, deliver and track complete email marketing campaigns and individual 1-to-1 sales communications using multimedia messages that are engaging, personalized, measurable, and consistently branded.

MindArrow's rapidly growing customer base includes over 100 leading companies including Oracle, Northwest Airlines, Accenture (formerly Andersen Consulting), Johnson & Johnson, Toyota, SAP Asia, US Bank, Best Software, Marriott and the NBA (National Basketball Association). MindArrow's solutions augment traditional customer relationship management (CRM) systems by establishing a more effective line of communication between a company and its customers - using the right media to deliver the right message at the right time.

About Radical Communication
Radical Communication, a software solutions provider, has developed a powerful platform for effectively developing, distributing, and managing customers' internal and external communication needs. This enterprise-class platform enriches current technologies with a suite of Java-based applications for (i) delivering and managing interactive content, (ii) capturing and analyzing details about user actions, and (iii) transacting in a secure environment. Marketing and messaging professionals are empowered with Radical's Web-based applications to build long-term relationships that drive revenue and profitability. The company's flagship offering,
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RadicalMail, allows for streaming audio and video, secure transactional capabilities and forwarding functionality without requiring plug-ins, executable files or lengthy downloads - bringing the immediate interactivity of the Web directly into the email inbox. Radical Communication's comprehensive software platform empowers companies with the technology necessary to communicate, market and interact in an effective, user-friendly manner with real-time tracking and reporting. Radical Communication is based in Marina Del Rey, Calif., and has delivered millions of dynamic rich media emails for more than 100 clients ranging from Warner Bros. to Microsoft.

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Certain statements contained in this press release may be deemed to be forward-
looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward looking statements include (i) the expectation that the proposed acquisition by MindArrow will close in fall 2001, (ii) the expectation that the proposed acquisition would expand or speed the development and delivery of MindArrow's product suite, and (iii) the expectation that the acquisition would enhance MindArrow's ability to attract new clients and better serve MindArrow's customer base. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to (i) the possible failure of the parties to negotiate and sign an agreement on substantially the terms as set forth in the letter of intent, or at all, (ii) the possible failure to occur of any of the conditions to closing which would be set forth in the acquisition agreement, (iii) the possible failure of MindArrow to successfully integrate its product offerings with those of Radical Communication, and (iv) the possible failure of the combined product offerings of MindArrow and Radical Communication to achieve commercial acceptance. Information on additional factors that could affect MindArrow Systems and its financial results is included in the company's annual report on Form 10-K for the year ended September 30, 2000 and its other periodic filings with the Securities and Exchange Commission. MindArrow Systems undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.